Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2017

New Customer Wins;
Investing for Growth in Coming Quarters

Spokane Valley, WA— January 31, 2017 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 31, 2016.
For the second quarter of fiscal year 2017, Key Tronic reported total revenue of $118.5 million, up 2% from $116.4 million in the same period of fiscal year 2016. For the first six months of fiscal year 2017, total revenue was $235.7 million, compared to $242.6 million in the same period of fiscal year 2016.
Net income for the second quarter of fiscal year 2017 was $1.5 million or $0.14 per share, compared to $1.8 million or $0.16 per share for the second quarter of fiscal year 2016. For the first six months of fiscal year 2017, net income was $3.3 million or $0.30 per share, up 27% from $2.6 million or $0.23 per share for the same period of fiscal year 2016.
For the second quarter of fiscal year 2017, gross margin was 8.1% and operating margin was 2.1%, compared to 7.8% and 2.1%, respectively, in the same period of fiscal 2016.
“During the second quarter of fiscal 2017, our new programs continued to ramp, more than offsetting a modest slowdown in demand from a few longstanding customers, which is consistent with EMS industry-wide experience,” said Craig Gates, President and Chief Executive Officer. “At the same time, we captured significant new business from other EMS competitors, including established programs that will begin generating revenue before the end of fiscal 2017.”
“We recently won new programs involving inventory automation systems and commercial lighting. Moving into the third quarter, we continue to see a robust pipeline of potential new business and our new programs continue to ramp, effectively offsetting softening sales demand in some current programs. In preparation for future growth, we continue to invest in expanding our SMT, sheet metal and plastic molding capabilities.”

Business Outlook
For the third quarter of fiscal year 2017, the Company expects to report revenue in the range of $115 million to $120 million, and earnings in the range of $0.11 to $0.16 per diluted share. These expected results assume an effective tax rate of 20% in the quarter.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-224-1075 or +1-913-312-0977 (Access Code: 7228474). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 7228474).
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2017. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Net sales	$118,517	$116,403	$235,652	$242,612
Cost of sales	108,905	107,293	216,331	224,583
Gross profit	9,612	9,110	19,321	18,029
Research, development and engineering expenses	1,603	1,506	3,187	3,062
Selling, general and administrative expenses	5,462	5,201	10,797	10,784
Total operating expenses	7,065	6,707	13,984	13,846
Operating income	2,547	2,403	5,337	4,183
Interest expense, net	552	521	1,141	1,054
Income before income taxes	1,995	1,882	4,196	3,129
Income tax provision	467	95	876	525
Net income	$1,528	$1,787	$3,320	$2,604
Net income per share — Basic	$0.14	$0.17	$0.31	$0.24
Weighted average shares outstanding — Basic	10,758	10,710	10,753	10,708
Net income per share — Diluted	$0.14	$0.16	$0.30	$0.23
Weighted average shares outstanding — Diluted	10,968	11,418	10,919	11,279

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2016	July 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,280	$1,018
Trade receivables, net of allowance for doubtful accounts of $134 and $135	66,444	61,678
Inventories	98,106	107,006
Other	10,892	11,757
Total current assets	176,722	181,459
Property, plant and equipment, net	29,938	27,925
Other assets:
Deferred income tax asset	11,050	8,982
Goodwill	9,957	9,957
Other intangible assets	5,364	5,928
Other	1,471	1,673
Total other assets	27,842	26,540
Total assets	$234,502	$235,924
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,178	$58,967
Accrued compensation and vacation	7,695	9,571
Current portion of debt	5,841	5,000
Other	14,292	10,572
Total current liabilities	79,006	84,110
Long-term liabilities:
Term loan - long term	21,693	21,250
Revolving loan	18,930	18,073
Other long-term obligations	7,998	6,909
Total long-term liabilities	48,621	46,232
Total liabilities	127,627	130,342
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,758 and 10,725 shares, respectively	45,466	45,227
Retained earnings	71,248	67,928
Accumulated other comprehensive loss	(9,839)	(7,573)
Total shareholders’ equity	106,875	105,582
Total liabilities and shareholders’ equity	$234,502	$235,924

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